Free Writing Prospectus

Dated February 4, 2014

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-03

$935mm Carmax Auto Owner Trust 2014-1

Joint-Leads: BofAML (struc), JPM, Wells     Co-Mgrs: Barc,RBC,RBS,Scotia

CL	$SIZEmm	MDYS/FITCH	WAL	PWIN	EXP	LGL	BENCH	SPRD	YLD	CPN	$PRICE
A1	164.00	P1/F1+	0.28	1-6	8/14	2/17/15			0.190		100.0000
A2	306.00	Aaa/AAA	1.10	6-21	11/15	2/15/17	EDSF	+19	0.472	.47	99.99832
A3	288.00	Aaa/AAA	2.45	21-39	5/17	10/15/18	ISWP	+20	0.797	.79	99.98622
A4	119.03	Aaa/AAA	3.72	39-48	2/18	7/15/19	ISWP	+25	1.329	1.32	99.98064
B	14.96	Aa2/AA	4.01	48-48	2/18	8/15/19	ISWP	+50	1.697	1.69	99.99599
C	22.44	A2/A	4.01	48-48	2/18	11/15/19	ISWP	+75	1.947	1.93	99.96473
D	20.57	Baa2/BBB	4.01	48-48	2/18	8/17/20	ISWP	+125	2.447	2.43	99.98236

BILL & DELIVER:	BofAML	BBG TICKER:	CARMX 14-1
REGISTRATION:	PUBLIC	EXPECTED RATINGS:	Moody’s/Fitch
EXPECTED SETTLE:	2/12/14	FIRST PAY DATE:	3/17/14
ERISA ELIGIBLE:	YES	PXG SPEED:	1.3% ABS to Cal
DENOMS:	$5k/$1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.